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                            SCHEDULE 14A INFORMATION

                   CONSENT STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary consent statement                             Rule 14a-6(e)(2))

/ / Definitive consent statement

/ / Definitive additional materials

/X/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
                   ------------------------------------------
                  (Name of Person(s) Filing Consent Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid: ____________

(2)      Form, schedule or registration statement no.: _____________

(3)      Filing party: ____________________

(4)      Date filed: _________________

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

                           [LETTERHEAD OF BROOKE GROUP]









                                                               December 11, 1995


                                 SPINOFF UPDATE


To Our Fellow RJR Nabisco Stockholders:

     We, at Brooke Group, are writing, as we promised we would, to keep you informed as we continue our preparations for our solicitation of stockholder consents. We will shortly be asking you to vote for an immediate spinoff of the remaining 80.5% of Nabisco and to rescind certain recent amendments to the Company's by-laws. Since we first expressed our views in favor of an immediate spinoff, we have been publicly and privately attacked by RJR Nabisco, our backgrounds have been assailed, and our motives have been widely vilified. The debate which we have initiated is not about personalities. WE BELIEVE THESE PERSONAL ATTACKS CAN ONLY MEAN THAT THE COMPANY IS AFRAID THAT YOU WILL ACT TO TELL THE BOARD MEMBERS TO SPIN OFF NABISCO IMMEDIATELY AND THEY WILL HAVE TO LISTEN.

     On December 6, 1995, the Company announced the appointment of Steven F. Goldstone as its new Chief Executive Officer. Mr. Goldstone used the occasion of his appointment to express his strident opposition to a spinoff, bluntly informing the stockholders THAT A SPINOFF IS NOT LIKELY BEFORE 1998, AND THUS PUSHING THE TIME PERIOD OUT TWO YEARS PAST THE POSSIBLE 1996 DATE MENTIONED BY CHAIRMAN HARPER. In distinguishing himself from Mr. Harper, Mr. Goldstone said that while Mr. Harper's top priority was earnings, his "only priority" is in raising the stock price. After so declaring himself, he then went on to say that the Company's poor and disappointing projections for 1996 haven't changed and that a major dividend increase is unlikely for the near future. Mr. Goldstone's statements are quite revealing and challenge the patience and good sense of all stockholders. To us, it looks like stockholders can expect an arid and bleak future, and not just in the near term. Inaction does not make things happen; nor does mere rhetoric. IF MR. GOLDSTONE'S "ONLY PRIORITY" IS TO INCREASE THE STOCK PRICE, HE SHOULD BE IN FAVOR OF AN IMMEDIATE SPINOFF AND AN INCREASE OF THE TOBACCO COMPANY'S DIVIDEND.

     On what basis do Mr. Goldstone and the Board oppose an immediate spinoff? In a November 20, 1995 press release, Mr. Goldstone said that any new directors of the Company would "learn a few things we already know and conclude an immediate split isn't in the cards." More rhetoric from Mr. Goldstone, without reason. What are these "few things" that the Board will not share with its stockholders? Mr. Goldstone hasn't said, but fear of tobacco litigants seems to be one of them. Brooke Group, under its present ownership and management, has been in the tobacco business, directly or through subsidiaries, since 1986. The old Liggett & Myers Tobacco Company, the antecedent of today's Liggett, began manufacturing cigarettes more than one hundred years ago. WE AT BROOKE GROUP ARE KNOWLEDGEABLE ABOUT THE TOBACCO INDUSTRY AND ABOUT THE ONGOING TOBACCO LITIGATION. Although tobacco plaintiffs could attempt to challenge a spinoff of Nabisco as constituting a fraudulent conveyance, they would have to show a high probability of establishing that the Company is insolvent now or would be rendered insolvent as a result of the spinoff. WE BELIEVE THAT A FRAUDULENT CONVEYANCE CLAIM HAS NO REAL CHANCE OF SUCCESS. The more you know, the less credible such claims are and the more empty Mr. Goldstone's rhetoric.

     In the same November 20 press release, Mr. Goldstone warned that an immediate spinoff would require the Board "to break the commitments made by the company and its board to the credit rating agencies and, implicitly, to the purchasers of its securities since the beginning of 1995 that it will not pursue a spinoff transaction until the end of 1996 at the earliest and 1998 if a split will damage the companies' credit standing." As far as we are aware, however, from the Company's publicly disclosed information, these "commitments . . . to the credit rating agencies" are not legally binding or legally enforceable. INDEED, IN CONVERSATION WITH BROOKE GROUP LAST SUMMER, MR. GOLDSTONE PERSONALLY ACKNOWLEDGED THAT THE BOARD POLICY RESOLUTION IN WHICH THESE "COMMITMENTS" ARE EMBODIED COULD BE CHANGED EITHER BY THE INCUMBENT BOARD OR BY NEWLY ELECTED DIRECTORS. We believe that the bondholders are well provided for at this time; we will send you further information about the favorable position of the bondholders in due course.

     It seems that more often than not when the Company sets out to explain its actions, the reasons are easy to refute and its misjudgments are revealed. In attempting to explain its amendments to its by-laws, the Company, invoking a previously unknown "principle" of corporate governance, stated in moralistic tones that it was not appropriate for corporate action to be approved at a special stockholders meeting by a mere affirmative vote of a majority of the shares needed to establish a quorum (possibly 25% of the outstanding, plus one share). IN ORDER TO CORRECT THIS SUPPOSED "FLAW," THE BOARD ELIMINATED THE STOCKHOLDERS' RIGHT TO CALL A SPECIAL MEETING. BUT THE BOARD LEFT INTACT ITS OWN RIGHT TO CALL A SPECIAL MEETING, AND WHEN AND IF IT DOES, ANY ACTION THE BOARD PROPOSES CAN BE PASSED BY THE SAME VOTING PERCENTAGE WHICH THE BOARD SAYS IS NOT APPROPRIATE. What the Board is really saying is that the threshold for action should be much higher when a stockholder, rather than the Board, proposes it. THE COMPANY DOES NOT TRUST THE STOCKHOLDERS. AND YET, THE COMPANY IS ASKING YOU, THE STOCKHOLDERS, TO TRUST THE COMPANY AND THE BOARD ABOUT WHEN, IF EVER, A SPINOFF WILL BE EFFECTED.

     We are pursuing completion of our consent solicitation materials. We will be writing to you again and will then be asking you to take action. All that we now ask is that you carefully consider the matters discussed in this letter and keep an open mind. If you have any questions or comments about these matters, please call Georgeson & Company Inc. at 1-800-223-2064.



                                             Very truly yours,





                                             BENNETT S. LEBOW
                                             Chairman of the Board, President
                                               and Chief Executive Officer

                            ---------------------

     CERTAIN ADDITIONAL INFORMATION: Brooke Group Ltd. ("Brooke Group") will be soliciting consents for the proposals set forth in its Preliminary Consent Statement currently on file with the Securities and Exchange Commission. The following persons may be deemed to be participants in the solicitation by Brooke
Group: Brooke Group, BGLS Inc. ("BGLS"), Liggett Group Inc. ("Liggett"), Bennett
S. LeBow, Andrew E. Balog, Marc N. Bell, Robert J. Eide, Karen Eisenbud, J. Bryant Kirkland, III, Richard J. Lampen, Howard M. Lorber, Robert M. Lundgren, Jeffrey S. Podell and Gerald E. Sauter. Brooke Group beneficially owns, directly, 200 shares of RJR Nabisco Common Stock. Brooke Group beneficially owns 100% of the outstanding capital stock of BGLS, which beneficially owns 100% of outstanding capital stock of Liggett. Liggett beneficially owns, directly, 200 shares of RJR Nabisco Common Stock and 1,000 shares of Class A Common Stock of Nabisco Holdings Corp. In addition, BGLS directly and indirectly owns 618,326 Class A Senior Preferred Shares, 250,885 Class B Preferred Shares and 79,794,229 Common Shares, or approximately 56% of the outstanding Class A Senior Preferred Shares, 9% of the Class B Preferred Shares and 42% of the Common Shares, of New Valley Corporation, which owns all of the outstanding capital stock of ALKI Corp., which beneficially owns, directly, 4,892,550 shares of RJR Nabisco Common Stock, or approximately 1.8% of the outstanding RJR Nabisco Common Stock. Bennett S.LeBow, who is the Chairman of the Board, President and Chief Executive Officer of Brooke Group, BGLS and ALKI, may be deemed to be the beneficial owner of 10,521,208 shares of common stock of Brooke Group, or approximately 56.8% of Brooke Group's outstanding common stock. Mr. Lampen currently beneficially owns, directly, 2,000 shares of RJR Nabisco Common Stock. To the best of Brooke Group's knowledge, none of the other persons who may be deemed participants currently own any shares of RJR Nabisco stock.

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